UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 1-14501
                                                                       -------


                         PENNZOIL-QUAKER STATE COMPANY
   ------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


                                Pennzoil Place
                                 P.O. Box 2967
                           Houston, Texas 77252-2967
                                 713-546-4000
   ------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                             6-5/8% Notes due 2005
                           10% Senior Notes due 2008
   ------------------------------------------------------------------------
           (Title of each class of securities covered by this Form)


                                     None
   ------------------------------------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [ ]       Rule 12h-3(b)(1)(ii)              [ ]
Rule 12g-4(a)(1)(ii)      [ ]       Rule 12h-3(b)(2)(i)               [ ]
Rule 12g-4(a)(2)(i)       [ ]       Rule 12h-3(b)(2)(ii)              [ ]
Rule 12g-4(a)(2)(ii)      [ ]       Rule 15d-6                        [X]
Rule 12h-3(b)(1)(i)       [X]



Approximate number of holders of record as of the certification or notice date:

                     6-5/8% Notes due 2005           16
                     10% Senior Notes due 2008       27


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                                                                             2

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Pennzoil-Quaker State Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: January 14, 2003                  PENNZOIL-QUAKER STATE COMPANY


                                        By: /s/ William C. Lowrey
                                            -------------------------------
                                            Name:  William C. Lowrey
                                            Title: Vice President- Legal